Exhibit 3.1

CERTIFICATE OF DETERMINATION OF

RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

OF

SERIES A CONVERTIBLE 10% CUMULATIVE PREFERRED STOCK

OF

PACIFIC MERCANTILE BANCORP

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Raymond E. Dellerba, President and Chief Executive Officer, and Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer, of Pacific Mercantile Bancorp, a corporation organized and existing under the laws of California (hereinafter called the “Corporation”), do hereby certify as follows:

1. On September 26, 2009, the Board of Directors of the Corporation adopted a resolution designating 155,000 shares of Preferred Stock as the Corporation’s Series A Convertible 10% Cumulative Preferred Stock (the “Series A Shares”).

2. No shares of Series A Convertible 10% Cumulative Preferred Stock have been issued.

3. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors on September 26, 2009, creating the series of Preferred Stock designated as the Series A Convertible 10% Cumulative Preferred Stock:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby establishes a series of Preferred Stock designated as “Series A Convertible 10% Cumulative Preferred Stock” (“Series A Shares”), consisting of 155,000 shares having the following rights, preferences, privileges and restrictions:

Section 1. Designation. There is hereby created out of the Corporation’s authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Convertible 10% Cumulative Preferred Stock” (the “Series A Preferred Stock” or the “Series A Shares”). The number of shares constituting such series shall be one hundred fifty-five thousand (155,000). Shares of such series shall have no par value.

Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each other class or series of preferred stock established after the Effective Date by the Corporation the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”) and (ii) senior to the Corporation’s common stock (the “Common Stock”) and each other class or series of capital stock outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, and including the Common Stock, referred to as “Junior Securities”). The Corporation has the right to authorize or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders; provided, however, that until such time as all of the outstanding shares of Series A Preferred Stock have been converted into shares of Common Stock or reacquired by the Corporation, the Corporation shall not, without the prior written consent or vote of the Holders owning at least 50.1% of the then outstanding Series A Preferred Stock create, authorize or designate any preferred stock of any class or series that expressly provides that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution of the Corporation (“Senior Securities”). Notwithstanding anything to the contrary that may be contained in this Certificate of Determination, (i) no indebtedness of the Company, whether outstanding on the Effective Date or incurred thereafter, and however evidenced or designated (whether as notes, debentures, bonds or otherwise), and whether or not subordinated to any other indebtedness, and whether or not convertible into equity securities of the Company, and irrespective of the uses made by the Corporation of the proceeds of such indebtedness, and (ii) no securities of any kind issued or sold by any subsidiary of the Corporation that is not consolidated with the Corporation under generally accepted accounting principles as in effect in the United States of America (an “Unconsolidated Subsidiary”), however such securities may be designated, shall be deemed to constitute Senior Securities or Junior Securities of the

Corporation and no approval or consent shall be required from the holders of the Series A Preferred Stock for the issuance or incurrence, the payment of any principal of or interest on, or the redemption of, any indebtedness of this Corporation or the issuance or sale or any payment on or in respect of, or any redemption of, any securities issued or sold by any Unconsolidated Subsidiary, and in no event shall any issuance or incurrence, payment of principal of or interest on or redemption of any indebtedness or the issuance or sale, or payment on or in respect of or redemption of any securities of any Unconsolidated Subsidiaries in any way be restricted or limited by any of the provisions of this Certificate of Determination or any of the rights, preferences and privileges of the Series A Shares as set forth herein.

Section 3. Definitions. The following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Applicable Conversion Date” means the date of conversion with respect to a share of Series A Preferred Stock.

“Applicable Conversion Price” means the Conversion Price in effect at any given time.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended to date, including amendments effected by this Certificate of Determination, and as may be further amended hereafter.

“Beneficially Own” and its correlatives have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York, or Los Angeles, California, are generally required or authorized by law to be closed.

“Certificate of Determination” or “Certificate” means this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of the Series A Convertible 10% Cumulative Preferred Stock.

“CGCL” means the California General Corporation Law.

“Closing Price” of the Common Stock on any date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the Nasdaq Stock Market on such date. If the Common Stock is not traded on the Nasdaq Stock Market on such date, the Closing Price of the Common Stock on such date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by the Board of Directors acting in good faith. For purposes of this Certificate of Determination, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the Nasdaq Stock Market shall be such closing sale price and last reported sale price as reflected on the website of the Nasdaq Stock Market (http://www.nasdaq.com).

“Common Stock” has the meaning set forth in Section 2.

“Common Stock Equivalent” means any security, including any options, warrants or other purchase rights that are convertible into or exercisable or exchangeable for shares of Common Stock.

“Conversion Price” means, for each outstanding share of Series A Preferred Stock, the sum of $7.65 per share, as the same may have been adjusted as provided in Section 9.4 hereof.

“Conversion Shares” means shares of Common Stock that are issued on conversion of shares of Series A Preferred Stock.

“Corporation” has the meaning set forth in the preamble of this Resolution.

“Current Market Price” means, on any date, the Closing Price per share of the Common Stock or on the Trading Day immediately preceding the earlier of the day before the date in question or in the case of any issuance of Common Stock or Common Stock Equivalents for which an Ex-Date is established by Nasdaq (that is the primary market for the trading of the Common Stock, if other than Nasdaq, the primary market for the trading of the Common Stock) on the day immediately preceding the Ex-Date, with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 9 hereof. that is the primary market for the trading of the Common Stock.

“Dividend Rate” means a rate of 10.0% per annum accruing from the Effective Date subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or similar recapitalization).

“Effective Date” means the date on which any shares of the Series A Preferred Stock are first issued by the Corporation, irrespective of what number thereof are issued on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 9 hereof.

“Holder” means a Person in whose name shares of the Series A Preferred Stock are registered, and the Corporation shall be entitled to treat such Person as the absolute owner of such shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes, including voting purposes.

“Junior Securities” has the meaning set forth in Section 2 above.

“Liquidation Preference” means, as to shares of Series A Preferred Stock, (i) the Purchase Price Per Share paid for such shares, plus (ii) the amount of all accrued but unpaid dividends thereon, whether or not declared (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or similar recapitalization).

“Mandatory Conversion Date” means the fifth Business Day after the earlier of (i) the second (2nd) anniversary of the Effective Date or (ii) the date as of which conversion of the Series A Preferred Stock to Common Stock has been approved by Holders representing at least sixty percent (60%) of then outstanding shares of Series A Preferred Stock. In the event that the Mandatory Conversion Date is extended, as provided in Section 4.4 hereof, then the Mandatory Conversion Date shall mean the earlier of (x) the Extended Mandatory Conversion Date fixed pursuant to Section 4.4, or (y) the date as of which conversion of the Series A Preferred Stock to Common Stock has been approved by Holders representing at least sixty percent (60%) of then outstanding shares of Series A Preferred Stock.

“Original Issue Date” of a share of Series A Preferred Stock shall mean the date on which such Share was originally issued by the Corporation. The Original Issue Date of the Series A Shares issued on the first day on which the Corporation issues shares of Series A Preferred Stock also shall be the Effective Date (as defined above).

“Parity Securities” has the meaning set forth in Section 2 above.

“Per Share Price” means, with respect to any issuance of any class or series of any Common Stock Equivalents, (A) the aggregate purchase price, including any exercise price paid or payable for the shares of Common Stock on exercise thereof, divided by (B) the number of shares of Common Stock into which all such Common Stock Equivalents would be converted, exercised or exchanged if they were converted, exercised or exchanged immediately following such issuance.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Purchase Price Per Share” means the purchase price payable for the Series A Preferred Stock of $100 per Series A Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or other similar recapitalization).

“Record Date” means the close of business on date as of which a record is taken of the Holders of the Series A Preferred Stock for purposes of determining their rights to receive a dividend or to vote their Series A Shares as provided in Section 11 below.

“Reorganization Transaction” means the consummation, prior to the Mandatory Conversion Date, of the any of the transactions described in the following paragraphs:

(a) within any twenty-four (24) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose nomination, appointment or election by the Board of Directors or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on such Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(b) there is consummated a merger or consolidation of the Corporation, or of any direct or indirect subsidiary of the Corporation owning more than 75% of the consolidated assets of the Corporation, with any other corporation (for purposes of this paragraph (b), a “Reorganization Transaction”) unless, immediately following the consummation of such merger or consolidation the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, at least 50.1% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof (as the case may be) outstanding immediately after consummation of such Reorganization Transaction;

(c) there is consummated an agreement for the sale, disposition, or long-term lease by the Corporation of all or substantially all of the Corporation’s assets, other than (i) such a sale, disposition or lease to a Person which is, or immediately following the consummation of such transaction will be, at least a majority-owned subsidiary of the Corporation or of another majority-owned subsidiary of the Corporation or (ii) the distribution directly to the Corporation’s shareholders (in one distribution or a series of related distributions) of all of the stock of one or more subsidiaries of the Corporation that represent all or substantially all of the Corporation’s assets.

Notwithstanding the foregoing, a “Reorganization Transaction” under paragraphs (a) through (c) immediately above shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to be the Beneficial Owners, directly or indirectly, of one or more Persons which, singly or together, immediately following such transaction or series of related transactions, own all or substantially all of the assets of the Corporation as constituted immediately prior to such transaction or series of related transactions.

“Required Approvals” shall mean any approvals or consents required to be obtained by the Corporation from, or any notices or other documents required to be filed by the Corporation with, any governmental agency or regulatory authority (including any stock exchange, such as Nasdaq, on which the Corporation’s Common Stock is listed for trading) or under any contract or agreement to which the Corporation or any of its subsidiaries is a party or is subject, in order to for the Corporation to pay any dividends on, in order to vote any of the Series A Shares or for the conversion of any of the Series A Shares pursuant to Section 8 hereof.

“Series A Preferred Stock” has the meaning set forth in Section 1 above.

“Trading Day” means a day on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Violation” means any of the following circumstances resulting from any conversion or voting of the Series A Preferred Stock: a violation of the Shareholder Approval requirements of the Nasdaq Stock Market Listing Requirements, a violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the competition or merger control laws of any other jurisdiction, a violation of Section 701 of the California Financial Code, or a violation of any rules or regulations of the Board of Governors of the Federal Reserve System.

Section 4. Dividends and Share Repurchases.

4.1 Dividends on each outstanding share of Series A Preferred Stock shall be payable at a rate per annum of 10% of the Purchase Price Per Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or similar recapitalization). Dividends shall be payable if and when declared by the Board of Directors, solely out of funds lawfully available for the payment of dividends and distributions on shares of its capital stock by the Corporation under applicable laws and regulations, and until paid will be cumulative and will accrue on each share of Series A Preferred Stock from its Original Issue Date until paid in the manner set forth herein. No interest or sum of money or other consideration in lieu of interest will be payable or paid on any accrued but unpaid dividends on Series A Preferred Stock.

4.2 Unless all accrued and unpaid dividends with respect to the Series A Preferred Stock and any Parity Securities have been paid or funds have been set apart for payment of such dividends, the Corporation will not declare, pay or set apart funds for the payment of any dividend or other distribution on or in respect of the Common Stock or any other Junior Securities, other than (a) any declaration of a dividend in connection with the adoption of a shareholders’ rights plan and (b) dividends payable solely in shares of Junior Securities on Junior Securities or in options, warrants or rights to holders of Junior Securities to subscribe or purchase any Junior Securities.

4.3 For as long any Series A Preferred Stock remains outstanding, the Corporation shall not redeem, purchase or acquire any of its Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any stock option or stock incentive or other benefit plan or other similar arrangement with or for the benefit of any one or more officers, employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries, (ii) conversions into or exchanges for other Junior Securities, and (iii) cash in lieu of fractional shares of Junior Securities.

4.4 Upon the conversion of any Series A Shares, whether at the option of the Holder thereof pursuant to Section 8.1 hereof (an “Optional Conversion”) or upon the Mandatory Conversion of the Series A Shares pursuant to Section 8.2 hereof, as the case may be, all accrued but unpaid dividends thereon shall be paid, in cash, by the Corporation to such Holder, provided, however, that the Corporation shall have first obtained any Required Approvals to pay such dividends and the payment of such dividends shall not constitute a Violation. In the event that the Corporation is not able to pay any such dividends upon the Mandatory Conversion of the Series A Shares due to an inability to obtain any such Required Approvals or because such payment would constitute a Violation, then, notwithstanding anything to the contrary that may be contained in this Certificate of Determination, the Mandatory Conversion Date shall be extended to such later date as of which such Regulatory Approvals have been obtained or have ceased to be required, as the case may be, and no Violation will result from the payment of such dividends (the “Extended Mandatory Conversion Date”) and each outstanding Share of Series A Preferred Stock shall remain outstanding and shall continue to accrue dividends, at the rate specified in Section 4.1 hereof (as the same may have been or may be adjusted as provided herein), until the earlier of (i) such Extended Mandatory Conversion Date or (ii) the date as of which the Holder of such share of Series A Preferred Stock optionally elects, pursuant to Section 8.1 hereof, to convert such Series A Share into Common Stock, provided, however, that if, in such an event, any Holder of any Series A Share so elects to optionally convert such share of Series A Preferred Stock prior to the Extended Mandatory Conversion Date, then the Corporation shall not be required to pay and such Holder shall irrevocably forego completely and absolute, the right to receive any unpaid dividends that have accrued thereon to the date of such Optional Conversion. The inability of the Corporation to pay any accrued but unpaid dividends on any Series A Shares, whether upon any Mandatory Conversion Date or upon an Optional Conversion thereof, due to an inability to obtain any Required Approval or because the payment thereof by the Corporation would constitute a Violation, shall in no event and under no circumstance constitute an arrearage in the payment of such dividends or subject the Corporation to any liability of any kind or nature whatsoever.

4.5 If the Mandatory Conversion Date or Extended Mandatory Conversion Date, as the case may be, with respect to any share of Series A Preferred Stock is after the Record Date for any dividend declared on the Series A Preferred Stock or on the Common Stock and prior to the payment date for that dividend, the Holder of such share of Series A Preferred Stock shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5. Liquidation.

5.1 In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders of the Series A Shares at that time outstanding shall be entitled to receive, out of assets legally available for distribution to the Corporation’s shareholders, and before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities, liquidating distributions in the amount that is equal to the Liquidation Preference. Subject to the California General Corporation Law and any other applicable law, after payment of the full amount of such liquidating distributions to the Holders of the Series A Shares, such Holders shall be entitled to participate in any further distributions of the remaining assets of the Corporation that are distributable to the holders of the Common Stock as if each share of Series A Preferred Stock had been converted, immediately prior to such Common Stock liquidating distributions, into the number of shares of Common Stock into which such Series A Shares were convertible immediately prior to such liquidation, dissolution or winding up.

5.2 In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, the Holders of the Series A Preferred Stock and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

5.3 The Corporation’s consolidation or merger with or into any other Person, the consolidation or merger of any other Person with or into the Corporation, or the sale of all or substantially all of the Corporation’s assets to another Person will not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Maturity. The Series A Preferred Stock shall be perpetual until such time as no shares of Series A Preferred Stock remains outstanding.

Section 7. Redemption. The Series A Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of any of the Holders at any time.

Section 8. Optional and Mandatory Conversion.

8.1 Optional Conversion.

(a) Optional Conversion Rights. A Holder of any shares of Series A Preferred Stock may elect, in its sole discretion, to convert any and all of such Series A Shares into shares of Common Stock as set forth below in this Section 8, at any time from the Effective Date to and including the close of business (Pacific Time) on the Business Day that immediately precedes the Mandatory Conversion Date or the Extended Mandatory Conversion Date (as the case may be), on which the Holder’s Series A Shares are automatically converted into Common Stock pursuant to Section 8.2 below. The number of shares of Common Stock into which a share of Series A Preferred Stock shall be convertible shall be determined by dividing (a) the Purchase Price Per Share, by (b) the then Applicable Conversion Price (subject to the conversion procedures of this Section 8), provided that no fractional shares of Common Stock shall be issued and, instead, cash shall be paid in lieu of fractional shares in accordance with Section 12 hereof.

(b) Procedures for Effectuating Optional Conversions. A Holder of shares of Series A Preferred Stock may elect to convert any or all of such Holder’s Series A Shares into Common Stock at the then Applicable Conversion Price, at any time in whole or from time to time in part, as and when provided in Paragraph 8.1(a) above, upon written notice to the Corporation specifying the number of Series A Shares such Holder is electing to convert, accompanied by the Holder’s stock certificate or certificate evidencing the Series A Shares then being converted, duly endorsed in blank with signature guaranteed. The Applicable Conversion Date for such conversion shall be the date on which the Corporation actually receives such written notice and such certificate or certificates from the Holder duly endorsed in blank with signature guaranteed (the “Optional Conversion Date”). Effective as of the close of business (Pacific Time) on such Optional Conversion Date, dividends shall no longer be declared nor shall any dividends continue to accrue on the shares of Series A Preferred Stock being converted and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any accrued but unpaid dividends on such share to the extent provided in Section 4.4 above and cash for any fractional share of Common Stock that would otherwise be issuable on conversion of such Series A Shares, and shall represent only the right to receive the shares of Common Stock into which such Series A Shares were optionally converted pursuant to this Section 8.1.

8.2 Mandatory Conversion.

(a) Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date or the Extended Mandatory Conversion Date, if applicable pursuant to Section 4.4 hereof, with respect to the Series A Preferred Stock, the then outstanding shares of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth in this Section 8. The number of shares of Common Stock into which a share of Series A Preferred Stock shall be convertible on such Mandatory Conversion Date or Extended Mandatory Conversion Date (as the case maybe) shall be determined by dividing (a) the Purchase Price Per Share by (b) the then Applicable Conversion Price (subject to the applicable conversion procedures in this Section 8), provided that no fractional shares of Common Stock shall be issued and, instead, cash shall be paid in lieu of fractional shares in accordance with Section 12 hereof.

(b) Mandatory Conversion Procedure.

(i) Upon occurrence of the Mandatory Conversion Date or the Extended Mandatory Conversion Date (as the case may be) with respect to the Series A Shares, the Corporation shall provide notice of such conversion to the Holders. In addition to any information required by applicable law or regulation, such notice with respect to each such Holder shall state, as appropriate:

(A) the Mandatory Conversion Date or Extended Mandatory Conversion Date, as the case may be;

(B) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock then held of record by such Holder; and

(C) the place or places where certificates for shares of Series A Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(ii) Effective immediately at the close of business (Pacific Time) on the Business Day immediately preceding the Mandatory Conversion Date or Extended Mandatory Conversion Date, as the case may be, dividends shall no longer be declared nor shall any dividends continue to accrue on any converted share of Series A Preferred Stock and such share of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any unpaid dividends on such share to the extent provided in Section 4.4 above and cash for any fractional share of Common Stock that would otherwise be issuable on conversion of the Series A Shares, and shall represent only the right to receive the number of shares of Common Stock into which such share of Series A Preferred Stock has been converted pursuant to this Section 8.2.

8.3 Effect of Conversion. No allowance or adjustment, except if and to the extent provided in Section 9 below, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Applicable Conversion Date or Mandatory Conversion Date or Extended Mandatory Conversion Date (as the case may be) with respect to any share of Series A Preferred Stock. Prior to the close of business on the Applicable Conversion Date or the Mandatory Conversion Date or Extended Mandatory Conversion Date (as the case may be) with respect to any share of Series A Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series A Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion, if any (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities that may be issuable upon conversion of a Series A Share) by virtue of holding such share of Series A Preferred Stock except as may otherwise be expressly provided herein to the contrary.

8.4 Status of Converted Series A Preferred Stock. Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Determination, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, will be undesignated as to series and will be available for future issuance by action of the Board of Directors. The Corporation may from time-to-time take such appropriate action as may be necessary or appropriate to reduce the authorized number of shares of Series A Preferred Stock to reflect the conversion or acquisition by the Corporation of any Series A Preferred Stock.

8.5 Holders of Record. The Person or Persons entitled to receive the Common Stock or any cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock or other securities as of the close of business on the Applicable Conversion Date or Mandatory Conversion Date, as applicable, with respect thereto. In the event that a Holder of any Series A Shares shall not by written notice designate the name in which shares of Common Stock or any cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of such Holder’s shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of such Holder and in the manner shown on the records of the Corporation.

8.6 Certificates. On the Applicable Conversion Date or Mandatory Conversion Date, as the case may be, with respect to any share of Series A Preferred Stock, a certificate representing shares of Common Stock issuable on conversion of such Series A Share shall be issued and delivered, or evidence of book-entry record ownership of such Common Stock delivered, to the Holder thereof or such Holder’s designee promptly, but in no event later than ten (10) Business Days, after presentation and surrender to the Corporation of the certificate evidencing the Series A Preferred Stock being converted and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 9. Anti-Dilution Adjustments.

9.1 Special Definitions. For purposes of this Section 9, the following definitions shall apply:

(a) “Option” shall mean a right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Effective Date” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(c) “Common Stock Equivalent” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(d) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(e) “Closing Price” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(f) “Current Market Price” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(g) “Trading Day” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(h) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 9.3 below, deemed to be issued) by the Corporation after the Series A Effective Date, other than (i) the following shares of Common Stock and (ii) shares of Common Stock deemed issued pursuant to the following Common Stock Equivalents (collectively, “Exempt Securities”):

(i) shares of Common Stock or Common Stock Equivalents issued as a dividend or distribution on Series A Preferred Stock;

(ii) shares of Common Stock or Common Stock Equivalents issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 9.6, 9.7 or 9.8;

(iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, or

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(v) shares of Common Stock, or Common Stock Equivalents issued pursuant to the acquisition of another Person by the Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided that such issuance is approved by the Board of Directors of the Corporation.

9.2 No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Holders of at least 66.6% of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

9.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation, at any time or from time to time after the Effective Date shall issue any Common Stock Equivalents (excluding Common Stock Equivalents which are themselves Exempt Securities) or shall fix a record date for the determination of holders of any class of securities of the Corporation entitled to receive any such Common Stock Equivalents, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Common Stock Equivalents, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Common Stock Equivalent, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Common Stock Equivalent) to provide for either (i) an increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Common Stock Equivalent, or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Common Stock Equivalent (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Common Stock Equivalent. Notwithstanding the foregoing, no readjustment pursuant to this Section 9.3(b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Common Stock Equivalent, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Common Stock Equivalent) between the original adjustment date and such readjustment date.

(c) If the terms of any Common Stock Equivalent (excluding Common Stock Equivalents which are themselves Exempt Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4 hereof (either because the consideration per share determined pursuant to Section 9.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Current Market Price, or because such Common Stock Equivalent was issued before the Effective Date), are revised after the Effective Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Common Stock Equivalent) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Common Stock Equivalent or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Common Stock Equivalent, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 9.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised, unconverted or unexchanged (as the case may be) Common Stock Equivalent (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4 hereof, the Applicable Conversion Price shall be readjusted to such Applicable Conversion Price as would have obtained had such Common Stock Equivalent (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Common Stock Equivalent, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Common Stock Equivalent is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 9.3(e) shall be effectuated at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Section 9.3(b) and Section 9.3(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Common Stock Equivalent, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at the time such Common Stock Equivalent is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Section 9.3 at the time of such issuance or amendment shall instead be effectuated at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

9.4 Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock.

(a) In the event the Corporation shall, at any time from the Series A Effective Date to the close of business (Pacific time) on the Business Day immediately preceding the Mandatory Conversion Date or Extended Mandatory Conversion Date (as the case may be), issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9.3 above), without consideration or for a consideration per share less than the Current Market Price (“CMP”) in effect immediately prior to such issue (except for issuances of Additional Shares of Common Stock pursuant to Section 9.6, Section 9.7 or Section 9.8 below), then the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP1 x (A + B) ÷ (A + C) = CP2.

For purposes of the foregoing formula, the following definitions shall apply:

“CP1”	shall mean the then Applicable Conversion Price of the Series A Shares;

“A”	shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise, conversion or exchange, as the case may be, of Common Stock Equivalents outstanding immediately prior to such issue (including the Series A Preferred Stock) then outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B”	shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to the CMP;

“C”	shall mean the number of such Additional Shares of Common Stock issued in such transaction; and

“CP2”	shall mean the Applicable Conversion Price in effect immediately after giving effect to such adjustment for issue of Additional Shares of Common Stock.

Notwithstanding anything to the contrary that may be contained above or elsewhere in this Certificate, however, no adjustment shall be made to the Applicable Conversion Price in effect at any time to the extent that the adjustment would cause (i) the Applicable Conversion Price to be less than $7.55 per share or (ii) the total number of shares of Common Stock issuable or issued on conversion of the Series A Shares to exceed 19.9% of the shares of Common Stock that were outstanding on the Effective Date.

(b) Determination of Consideration. For purposes of this Section 9.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) of this Section 9.4(b), as determined in good faith by the Board of Directors of the Corporation.

(ii) Common Stock Equivalents. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 9.3, relating to Common Stock Equivalents, shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation on the exercise, conversion or exchange, as the case may be, of such Common Stock Equivalents, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange, as the case may be, of such Common Stock Equivalents, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

9.5 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4, and such issuance dates occur within a period of no more than 60 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

9.6 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Effective Date subdivide the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Effective Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

9.7 Adjustment for Dividends and Distributions in Shares of Common Stock. In the event the Corporation at any time or from time to time after the Series A Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, however, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the Holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

9.8 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of Junior Securities on or in respect of outstanding Junior Securities, such as a dividend of shares of Common Stock on the outstanding shares of Common Stock) or in other property and the provisions of Section 4 do not apply to such dividend or distribution, then and in each such event provision shall be made so that the Holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 9.8 with respect to the rights of the Holders of the Series A Preferred Stock; provided, however, that no such provision shall be made if the Holders of Series A Preferred Stock receive, simultaneously with the distribution to the holders of the Junior Securities, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

9.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 9, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is then convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder of Series A Preferred Stock (but in any event not later than 20 days following such request), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each share of Series A Share Preferred Stock.

9.10 Notice of Record Date. In the event that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of (i) entitling or enabling them to receive any dividend or other distribution, (ii) to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities or to receive any other security, or (iii) any reorganization of the Corporation or any reclassification of the Common Stock, or (v) the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the Holders of the Series A Preferred Stock a notice specifying, as the case may be, (x) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (y) the effective date on which such reorganization, reclassification, liquidation, dissolution or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon any such transaction or event, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

Section 10. Reorganization Transactions. Notwithstanding any provision to the contrary in this Certificate of Determination, if a Reorganization Transaction (as defined in Section 3 above) is consummated prior to the Mandatory Conversion Date or Extended Mandatory Conversion Date (as the case may be) pursuant to which the Common Stock will be converted into or becomes entitled to receive cash, securities or other property or rights, then the definitive agreement providing for the consummation of such Transaction (the “Reorganization Agreement”) must provide that each share of Series A Preferred Stock outstanding immediately prior to the consummation of such Reorganization Transaction shall be converted, effective immediately prior to such consummation, into the number of shares of Common Stock equal to its Purchase Price Per Share of the Series A Shares (as may have been theretofore adjusted for any stock dividend, subdivision, combination or reclassification or any other similar recapitalization) divided by the then Applicable Conversion Price and the right to receive all accrued, but unpaid dividends thereon either in cash or additional shares of Common Stock as provided in such Reorganization Agreement.

Section 11. Voting Rights.

11.1 General. On any matter presented to the holders of the Common Stock of the Corporation for their action or consideration at any meeting of such holders (or by written consent thereof in lieu of meeting), each Holder of any outstanding shares of Series A Preferred Stock shall be entitled to cast up to a number of votes equal to the number of whole shares of Common Stock into which such Holder’s Series A Shares are convertible as of the record date for determining Common shareholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, Holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

11.2 Series A Preferred Stock Protective Provisions. At any time when at least twenty-five percent (25%) of the shares of Series A Preferred Stock issued by the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least 50.1% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of this Certificate of Determination in a manner that materially and adversely affects the then rights, preferences or privileges of the Series A Preferred Stock;

(c) create, or authorize the creation of any class or series of, or issue any shares of, Senior Securities; or

(d) increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any class or series of Parity Securities (except pursuant to a subdivision of thereof that does not alter the percentage of the outstanding Series A Shares or of any such class or series of Parity Securities, as the case may be, of any Holder or holder thereof;

(e) reclassify, alter or amend any existing class or series of any Parity Securities or Junior Securities of the Corporation, if such reclassification, alteration or amendment would cause such class or series of Parity Securities or Junior Securities to become Senior Securities;

(f) purchase or redeem (or permit any subsidiary of the Corporation which is controlled by the Corporation to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation, except for (i) redemptions of or dividends or distributions on the Series A Preferred Stock by the Corporation as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock by the Corporation solely in the form of additional shares of Common Stock and (iii) repurchases of stock by the Corporation from existing or former employees, officers, directors, consultants or other persons who perform or had performed services for the Corporation or any subsidiary for an amount equal to the original purchase price paid for such stock.

Section 12. Fractional Shares.

12.1 No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock. Instead, the Corporation shall pay the fair value of any such fractions in cash in lieu of any fractional share of Common Stock otherwise issuable upon any optional or mandatory conversion of any Series A Shares pursuant to Section 8.

12.2 If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered for conversion by such Holder.

Section 13. Reservation of Common Stock.

13.1 The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation to so increase the number of its authorized but unissued shares of Common Stock.

13.2 Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

13.3 All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

13.4 Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable diligent efforts to comply with all federal and state laws and regulations with respect to any approval of or consent to the delivery thereof by any governmental authority or stock exchange on which such securities to be issued on conversion are then listed.

Section 14. Replacement Certificates.

14.1 The Corporation shall replace any mutilated stock certificate at the Holder’s expense upon surrender of that stock certificate to the Corporation. The Corporation shall replace stock certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the stock certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

14.2 Notwithstanding the provisions of Section 14.1 or any other provision in this Certificate of Determination to the contrary, the Corporation shall not be required to issue any stock certificates representing the Series A Preferred Stock on or after the Mandatory Conversion Date or the Extended Mandatory Conversion Date, as the case may be. In place of the delivery of a replacement certificate on or following the Mandatory Conversion Date, or the Extended Mandatory Conversion Date (as the case may be) the Corporation, upon delivery of the evidence and indemnity described in Section 14.1 above, shall deliver the shares of Common Stock, or evidence of book-entry record ownership of such Common Stock, pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

Section 15. No Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment as provided herein.

Section 16. Miscellaneous.

16.1 All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Determination) with postage prepaid, addressed: (i) if to the Corporation, to its office at 949 South Coast Drive, Suite 300, Costa Mesa, California, Attention: Chief Financial Officer, or (ii) if to any Holder, to the address of such Holder as listed in the stock record books of the Corporation. The Corporation and any Holder may change its address for notice purposes hereunder, which change of address shall be effective on the tenth (10th) day following the giving of such notice of change of address in the manner set forth above in this Section 16.1.

16.2 The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of any shares of Series A Preferred Stock or shares of Common Stock or other securities issued in the place of or on conversion of the Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

16.3 Wherever used in this Certificate, the term “or” shall not be deemed exclusive, the terms “including” and “include” shall not be limiting and shall mean “including not limited to” and “include without limitation” respectively and, unless the context indicates otherwise, terms such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereinafter” and “hereby” and any other similar terms shall refer to this Certificate as a whole and not to the particular section, paragraph or clause where such term appears.

[Signature page follows]

4. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed on October 6, 2009 at Costa Mesa, California.

/s/ Raymond E. Dellerba
Raymond E. Dellerba
President and Chief Executive Officer

/s/ Nancy A. Gray
Nancy A. Gray
Senior Executive Vice President and Chief Financial Officer